UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 8, 2022

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	000-50189	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

770 Township Line Road Yardley, Pennsylvania 19067 (215) 698-5100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock $5.00 Par Value	CCK	New York Stock Exchange
7 3/8% Debentures Due 2026	CCK26	New York Stock Exchange
7 1/2% Debentures Due 2096	CCK96	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 8, 2022, Crown Holdings, Inc. (the “Company”) entered into that certain Incremental Amendment No. 3 and Fifth Amendment (the “Amendment”) to that certain Amended and Restated Credit Agreement, dated April 7, 2017, among the Company, Crown Americas LLC, a Pennsylvania limited liability company, Crown European Holdings S.A., a corporation organized under the laws of France (the “European Issuer”), the Subsidiary Borrowers party thereto, Crown Metal Packaging Canada LP, a limited partnership organized under the laws of the Province of Ontario, Canada, Crown Cork & Seal Company, Inc., a Pennsylvania corporation, the Parent Guarantors party thereto, the other Credit Parties party thereto, the Lenders party thereto, Deutsche Bank AG Canada Branch, as Canadian administrative agent, Deutsche Bank AG London Branch, as U.K. administrative agent, and Deutsche Bank AG New York Branch, as U.S. administrative agent, as previously amended by that certain First Amendment, dated December 28, 2017, that certain Incremental Amendment No. 1, dated January 29, 2018, that certain Second Amendment, dated March 23, 2018, that certain Incremental Amendment No. 2 and Third Amendment, dated December 13, 2019, and that certain Fourth Amendment, dated October 4, 2021 (such agreement, as so amended, and as may be further amended, restated, amended and restated or otherwise modified, including by the Amendment, the “Credit Agreement”).

The Amendment, among other changes, provided for (a) a new maturity date of August 8, 2027, the fifth anniversary of the Amendment, for the Facilities (as defined in the Credit Agreement), and (b) the replacement in full of certain existing Commitments (as defined in the Existing Credit Agreement (as defined in the Credit Agreement)) under the Existing Credit Agreement as follows: (1) the replacement of the existing Dollar Revolving Commitments (as defined in the Existing Credit Agreement) with $800 million in Dollar Revolving Commitments (as defined in the Credit Agreement), (2) the replacement of the existing Multicurrency Revolving Commitments (as defined in the Existing Credit Agreement) with $800 million in Multicurrency Revolving Commitments (as defined in the Credit Agreement), (3) the replacement of the existing Canadian Revolving Commitments (as defined in the Existing Credit Agreement) with $50 million in Canadian Revolving Commitments (as defined in the Credit Agreement), (4) the replacement of the existing Term Loan A Commitments (as defined in the Existing Credit Agreement) with $1.8 billion in Term Loan A Commitments (as defined in the Credit Agreement), and (5) the replacement of the existing Term Euro Commitments (as defined in the Existing Credit Agreement) with €540 million in Term Euro Commitments (as defined in the Credit Agreement), in each case, under the Credit Agreement.

The Credit Agreement contains affirmative and negative covenants, financial covenants requiring the Company to maintain a maximum leverage ratio and a minimum interest coverage ratio, representations and warranties and events of default customary for facilities of this type.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.z

The Company expects to use proceeds from the Facilities to pay for the redemption of the Notes (as defined below) described in Item 8.01 below.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information provided in Item 1.01 above is hereby incorporated herein by reference.

Item 8.01.	Other Events.

On August 9, 2022, the European Issuer, a wholly-owned subsidiary of the Company, issued an unconditional notice of redemption to redeem (a) all of the European Issuer’s outstanding 2 1/4% Senior Notes due 2023 (the “2 1/4% Notes”), with an initial aggregate principal amount outstanding of €335 million, and (b) all of the European Issuer’s outstanding 3⁄4% Senior Notes due 2023 (the “3⁄4% Notes” and, together with the 2 1/4% Notes, the “Notes”) with an initial aggregate principal amount outstanding of €550 million. The Notes will be redeemed on September 9, 2022 (the “Redemption Date”) for a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date and a Make-Whole Premium (in each case, as defined in the indenture governing the applicable Notes) to be calculated in accordance with paragraph 5 of the reverse side of the Notes at least two business days prior to the Redemption Date.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

The following is filed as an exhibit to this report:

4.z	Incremental Amendment No. 3 and Fifth Amendment, dated August 8, 2022, to Amended and Restated Credit Agreement, dated April 7, 2017, among the Company, Crown Americas LLC, Crown European Holdings S.A., the Subsidiary Borrowers party thereto, Crown Metal Packaging Canada LP, Crown Cork & Seal Company, Inc., the Parent Guarantors party thereto, the other Credit Parties party thereto, the Lenders party thereto, Deutsche Bank AG Canada Branch, Deutsche Bank AG London Branch, and Deutsche Bank AG New York Branch.

EX-104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2022

CROWN HOLDINGS, INC.

By:	/s/ Christy L. Kalaus
Name:	Christy L. Kalaus
Title:	Vice President and Corporate Controller